November 8, 2004


Mr. Robert Knight
President
Advanced Global Industries Corp.
114 West Magnolia Street, Ste. 446
Bellingham, WA 98225

Dear Bob,


                  This engagement letter shall serve as our agreement (the "Agreement") under which Oceana Partners LLC ("Oceana" or the "Advisor") is retained as an advisor and placement agent to Advanced Global Industries, Corp (the "Company") in connection with the Company's acquisition, through a reverse merger, of Synova Healthcare, Inc. ("Synova") (the "Acquisition") and the simultaneous placing of between $1 and $3.5 million of the Company's equity securities to institutional and qualified investors ("Investors"). The offering will consist of units ("Units") comprised of shares of common stock or convertible preferred stock and common stock purchase warrants of the Company in amounts, price and exercise price to be agreed to by the Company and the investors. Oceana will market the Units in accordance with the offering structured and agreed to by the Company and Oceana (the "Placement"). In connection therewith, the parties hereto agree as follows:


         1. Information and Coordination. The Company will supply Oceana with all current publicly disclosed information respecting the Company's business prospects and operations (the "Information"). The Company recognizes and confirms that Oceana (a) will use and rely primarily on the Information in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and (c) will not make an appraisal of any assets of the Company or any prospective investors or purchaser of the Offering. To the best of the Company's knowledge, the Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company shall make available to Oceana and/or shall agree to have professionally prepared at the Company's expense, all financial statements, marketing materials, subscription documents and other information which in Oceana's reasonable judgment shall be necessary or appropriate. The Company will promptly notify Oceana if it learns of any material inaccuracy or misstatement in or material omission from, any Information theretofore delivered to Oceana. Advisor will coordinate its activities with the Company regarding the marketing of the securities to investors during the term of this Agreement, as herein defined. The Company will make senior management reasonably available for meetings with prospective investors.

         2. Co-Exclusive Engagement. During the Term, G. M Capital Partners, Ltd. and Advisor shall serve as the co-exclusive advisors to the Company for purposes of the Acquisition and the Company's financial and capital formation activities.

         3. Term. This Agreement shall become effective on the execution date hereof and, unless previously terminated pursuant to Paragraph 10 below, shall continue in effect until the earlier of the closing of the Acquisition and the Placement (the "Closing"), or, if no terms, letter of intent or other agreement with Investors has been agreed to by the Company regarding such Placement with the Investors, then this Agreement shall be terminable by the Company at its sole discretion on or after March 1, 2005 (the "Expiration Date"). The period from the date hereof until the Expiration Date is hereafter referred to as the "Term."

         4. Compensation.
         a.) Acquisition: In consideration for identifying Synova as an acquisition candidate for the Company and for advising the Company on the terms of the Acquisition, the Company shall issue Oceana an aggregate of 500,000 shares of common stock of the Company. The Company shall agree to include such shares in the registration statement to be filed for the securities issued in the Placement.

         b.) Placement: On each date on which any securities are issued to Investors and cash is received by the Company (each such date a "Closing Date"), the Company shall pay to Oceana or its designee, in cash, a commission equal to five percent (5%) of the gross purchase price for the securities and shall issue to Oceana, or its designee, a Unit purchase option (the "Unit Purchase Option") to purchase five percent (5%) of Units issued on the Closing Date or Closing Dates at an exercise price per Unit equal to the price at which the Unit was sold on such Closing Date. On each date on which any Warrants are exercised by Investors and cash is received by the Company Date, the Company shall pay to Oceana or its designee, in cash, a commission equal to one percent (1%) of the gross purchase price for the securities.

         The Unit Purchase Option and any underlying Warrants contained therein shall be exercisable upon issuance, shall expire five years from the Closing Date, unless otherwise extended by the Company, and shall have cashless exercise provisions. The shares issuable upon exercise of the Unit Purchase Option and any underlying Warrants shall have registration rights, anti-dilution and such other similar provisions identical to the securities sold on the Closing Date. The Company shall have the right to reject in whole or in part any proposed purchaser of the securities in its sole and absolute discretion.

         5. Monthly Retainer. No monthly retainer or any other compensation shall be payable to Advisor under this Agreement other than the compensation described in paragraph 4 hereof.

         6. Expenses. Oceana will be promptly reimbursed by the Company for all reasonable and authorized out-of-pocket expenses incurred in connection with its activities hereunder. These expenses may include, but are not limited to, travel and lodging expenses, due diligence and investor meetings and events, expenses to print documents for the Company, and postal expenses incurred for mailing documents, such as materials to investors, for the Company. Oceana agrees to notify the Company in advance in writing of any expenses it expects to incur on behalf of the Company greater than $500.

         7. Indemnification. To the extent the Advisor becomes involved in any capacity in any action, claim, proceeding or investigation brought or threatened by any person, including the Company's stockholders, related to or arising out of or in connection with this Agreement or the Placement, the Company will promptly reimburse the Advisor for reasonable legal and other expenses as and when they are incurred in connection therewith. The Company will indemnify and hold the Advisor harmless from and against any losses, claims, damages, liabilities or expense to which the Advisor may become subject under any applicable Federal or state law, or otherwise, related to, arising out of or in connection with this Agreement, whether or not any pending or threatened action, claim, proceeding, or investigation giving rise to or on the Advisor's behalf and whether or not in connection with any action, proceeding or investigation in which the Advisor is a party, except as to that portion of any such loss, claim, damage, liability or expense which is found by a court of competent jurisdiction in a judgment which has become final, in that it is no longer subject to appeal or review, to have resulted from the Advisor's bad faith or gross negligence. The Advisor agrees to promptly notify the Company of any action, claim, proceeding or investigation with regard to which the Company may be liable for indemnification pursuant to the terms of this Agreement. Neither the termination of this Agreement nor the completion of the services provided hereunder shall affect these indemnification provisions which shall remain operative and in full force and effect.

         8. No Trial by Jury. The Company (for itself, anyone claiming through it or in its name, and on behalf of its equity holders) and Oceana each hereby irrevocably waives any right they may have to a trial by jury in respect to any claim based upon or arising out of this Agreement or the transactions contemplated hereby. The prevailing party in litigation, if any, shall have the right to be reimbursed its legal fees and expenses. This Agreement may not be assigned by either party without the prior written consent of the other party, except to a successor in interest by merger or otherwise.

         9. Amendments This Agreement may only be varied by written agreement between the Advisor and the Company. All such variations shall only be effective when in writing, signed by the duly authorized representatives of both parties.


         10. Termination Subject to Paragraph 7, the provision of services hereunder may be terminated prior to the Termination Date by the Company and/or the Advisor by giving written notice to the other party in the following events:

                           - force majeure, defined as a situation which, in the opinion of either party, creates any change or development in existing laws and regulations or in local or international financial, political, military, economic or market conditions or currency exchange rate which is likely to render impossible the Offering;

                           - breach of any commitments hereunder by either party (which is not remedied within 14 days after written notification to such effect);

              In the event that the Agreement is terminated prior to the Termination Date because of a breach by the Company, the Company will forthwith pay the Advisor those of its expenses and fees incurred or owing up to the Termination Date.

         11. Tail. Within 20 business days of the Termination Date, the Advisor shall deliver to the Company a list identifying all Investors approached by Advisor. In the event the Company thereafter receives funding from any such Investor or an affiliate thereof, within 18 months of the Termination Date (the "Tail Period"), then the Company shall pay the Advisor the fee as described in paragraph 4 (the "Tail Fee") The Tail Fee shall apply to any identified Investors, including their affiliates, and to any third party investor introduced to the Company by an identified Investor or affiliates thereof assuming such third party investor was not previously in discussions with the Company before such introduction.

         12. Notices. Notices shall be served to the address/fax number of each party set out in this letter (or such other address as any of the parties may notify to the other in writing from time to time). Such notice shall be deemed to be duly given or made when it shall have been delivered by registered mail, courier or fax, which shall be confirmed by registered mail or courier, to the party to which it is required to be given or made.

         CONTACT ADDRESSES:

         ADVANCED GLOBAL INDUSTRIES CORP.:
         Mr. Robert Knight
         Advanced Global Industries Corp.
         President
         114 West Magnolia Street, Ste. 446
         Bellingham, WA 98225
         Tel: 800 661-7830
         Fax: 888 639-4097

         OCEANA PARTNERS LLC:
         Mr. Courtlandt G. Miller
         Oceana Partners LLC
         275 Seventh Avenue, Suite 2000
         New York, NY 10001
         Tel: 212 661-5353
         Fax: 646 486-6885

         13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York and the Parties hereto submit to the non-exclusive jurisdiction of the Courts of New York over any disputes, which may arise out of or in accordance with it.

         14. Arbitration. Any dispute between the Company and Oceana shall be subject to binding arbitration before a three-arbitrator panel in accordance with the rules of the American Arbitration Association. Prior to the selection of the arbitrators of the binding arbitration, the parties shall first attempt non-binding mediation before a mediator selected by said Association. In the event the mediator makes a determination and only one of the parties refuses to accept said determination, then the refusing party shall be responsible for all arbitration and attorney's fees of the other party should the refusing party receive a less favorable result from the binding arbitration, subject however to the discretion of the arbitrators to reallocate these costs if cause is so found by the arbitrators.

         15. Miscellaneous. This Agreement sets forth the understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties with respect to the subject matter hereof. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except in writing when signed by both parties.

         If the foregoing meets with your understanding, kindly acknowledge your acceptance at the place indicated on this letter and on the enclosed copy of this letter. Please return one of the executed letters to me and keep one for your files.

Sincerely,

OCEANA PARTNERS LLC


/s/ Courtlandt G. Miller
-----------------------------
Courtlandt G. Miller
Senior Managing Director


ACCEPTED AND AGREED TO BY:

ADVANCED GLOBAL INDUSTRIES CORP.


/s/ Robert Knight
-----------------------------
Robert Knight
President